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                                                                    Exhibit 8.1

                           CRAVATH, SWAINE & MOORE
                               WORLDWIDE PLAZA
                              825 EIGHTH AVENUE
                           NEW YORK, NY  10019-7475

                          TELEPHONE: (212) 474-1000
                          FACSIMILE: (212) 474-3700

                                    -----

                                 [LETTERHEAD]


                         WRITER'S DIRECT DIAL NUMBER


                                                                February 9, 1995

                         Agreement and Plan of Merger
                        Dated as of November 18, 1994,
                   Between The Chase Manhattan Corporation
                          and U.S. Trust Corporation


Dear Sirs:

        We refer to the Joint Proxy Statement/Prospectus dated as of February 9, 1995 (the "Proxy Statement-Prospectus") filed by you with the Securities and Exchange Commission (the "Commission"), relating to the above-referenced Agreement and Plan of Merger dated as of November 18, 1994 (the "Merger Agreement"), between The Chase Manhattan Corporation, a Delaware corporation ("Chase"), and U.S. Trust Corporation, a New York corporation ("UST"), and to the statements made therein under the heading "The Merger--Certain Federal Income Tax Considerations". We confirm that the statements set forth under such heading represent our opinion as to the matters discussed therein.

        For purposes of this opinion, we have assumed that (i) the proposed merger (the "Merger") of UST with and into Chase pursuant to the Merger Agreement will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement-Prospectus (including the purposes of the parties for consummating the Merger) are accurate and complete, (iii) the representations made to us by UST and Chase in their respective letters to us dated February 8, 1995, and delivered to us for purposes of this opinion are accurate and complete and (iv) as of the effective time of the Merger, the Internal Revenue Service shall have issued and not revoked a private letter ruling in satisfaction of one of the conditions to the obligations of UST and Chase under the Merger Agreement, substantially to






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        the effect that, among other things, the distribution by UST to its stockholders of all of the outstanding shares of a newly organized holding company immediately prior to the Merger will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended.

        The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from UST and Chase referred to above, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from UST or Chase referred to above are, or later become, inaccurate.

        This opinion is being provided solely for the benefit of UST. No other person or party shall be entitled to rely on this opinion.

        We are aware that we are referred to under the heading "The Merger--Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 8.1 to the Proxy Statement-Prospectus.
In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Cravath, Swaine & Moore
                                       ---------------------------
                                       Cravath, Swaine & Moore


U.S. Trust Corporation
   114 West 47th Street
      New York, NY  10036

Attention:  Maureen Scannell Bateman, Esq.

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